Exhibit 10.3
MCAFEE, INC. EXECUTIVE BONUS PLAN
Adopted by the Board of Directors January 29, 2008
Approved by Stockholders July 28, 2008
Effective January 29, 2008
1.	Purpose. The purpose of this Plan is to provide certain employees of the Company and its subsidiaries with incentive compensation based upon the level of achievement of financial, business and other performance criteria. This Plan is intended to permit the payment of bonuses that may qualify as performance-based compensation under Code Section 162(m).
2.	Definitions.
(a)	“Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.

(b)	“Award Setting Deadline” means, for a Performance Period, (i) the earlier of: (a) ninety (90) days after commencement of the Performance Period or (b) the expiration of twenty-five percent (25%) of the Performance Period, provided that the achievement of targeted goals under the selected Performance Measures for the Performance Period is substantially uncertain at such time; or (ii) such other date on which a performance goal is considered to be pre-established pursuant to Code Section 162(m).

(c)	“Board” means the Board of Directors of the Company.

(d)	“Bonus” means a cash payment made pursuant to this Plan with respect to a particular Performance Period, determined pursuant to Section 8 below; provided, however, a Bonus shall not be greater than an amount equal to two hundred percent (200%) of the Bonus Target.

(e)	“Bonus Target” shall mean a Bonus amount that may be paid if one hundred percent (100%) of all the applicable Performance Measures are achieved at target in the Performance Period. The Bonus Target shall be equal to a fixed percentage of the Participant’s base salary for such Performance Period, and such fixed percentage shall not exceed one hundred and fifty percent (150%) of a Participant’s base pay. Such percentage shall be determined by the Committee prior to the Award Setting Deadline.

(f)	“Bonus Formula” means as to any Performance Period, the formula established by the Committee pursuant to Section 6 in order to determine the Bonus amounts, if any, to be paid to Participants based upon the level of achievement of targeted goals for the selected Performance Measures. The formula may differ from Participant to Participant or business group to business group. The Bonus Formula shall be of such a nature that an objective third party having knowledge of all the relevant facts could determine whether targeted goals for the Performance Measures have been achieved.

(g)	“Code” means the United States Internal Revenue Code of 1986, as amended.

(h)	“Company” means McAfee, Inc., a Delaware corporation.

(i)	“Committee” means the Committee as described in Section 5 that has been designated to administer programs intended to qualify as “performance-based compensation” within the meaning of Section 162(m).

(j)	“Fiscal Year” means the calendar year.

(k)	“Participant” means any senior executive of the Company or of an Affiliate who has been selected by the Committee to participate in the Plan for a given Performance Period.

(l)	“Performance-Based Compensation” means compensation that qualifies as “performance-based compensation” within the meaning of Code Section 162(m).

(m)	“Performance Measure” means any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, Affiliate, region, or business segment, either individually, alternatively or in any combination, and measured either on an absolute basis or relative to a pre-established target, a previous period’s results or a designated comparison group, in each case as specified by the Committee:
i.	cash flow (including operating cash flows or free cash flow),

ii.	revenue (on an absolute basis or adjusted for currency effects),

iii.	gross margin,

iv.	operating expenses or operating expenses as a percentage of revenue,

v.	earnings (which may include: earnings before interest and taxes; earnings before taxes; net earnings; earnings before interest, depreciation and amortization (“EBITDA”); earnings before interest, depreciation, amortization and equity compensation; and may be determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) or adjusted to exclude any or all non-GAAP items),

vi.	earnings per share (on a GAAP or non-GAAP basis),

vii.	growth in any of the foregoing measures,

viii.	stock price,

ix.	return on equity or average stockholders’ equity,

x.	total stockholder return,

xi.	growth in stockholder value relative to the moving average of the Standard & Poor’s 500 Index or another index,

xii.	return on capital,

xiii.	return on assets or net assets,

xiv.	return on investment,

xv.	economic value added,

xvi.	operating income,

xvii.	operating profit, controllable operating profit, or net operating profit,

xviii.	net profit,

xix.	net income,

xx.	operating margin,

xxi.	cash conversion cycle,

xxii.	market share,

xxiii.	contract awards or backlog,

xxiv.	overhead or other expense reduction,

xxv.	bookings,

xxvi.	performance against budget,

xxvii.	credit rating,

xxviii.	strategic plan development and implementation,

xxix.	succession plan development and implementation,

xxx.	improvement in workforce diversity, customer indicators and metrics,

xxxi.	customer renewals,

xxxii.	customer satisfaction surveys,

xxxiii.	customer response time,

xxxiv.	resolution of customer complaints,

xxxv.	human resource metrics,

xxxvi.	employee attrition,

xxxvii.	new product invention or innovation,

xxxviii.	attainment of research and development milestones,

xxxix.	improvements in productivity, and

xl.	attainment of objective operating goals.
(n)	“Performance Period” means any Fiscal Year or such other period as determined by the Committee.

(o)	“Plan” means this McAfee, Inc. Executive Bonus Plan.
3.	Eligibility. The Committee, in its sole discretion, shall select the employees of the Company who shall be Participants for any Performance Period. Participation in the Plan is in the sole discretion of the Committee, and on a Performance Period by Performance Period basis. Accordingly, an employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period.

4.	Plan Administration.
(a)	Committee is the Administrator. The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) members of the Board. The members of the Committee shall be appointed from time to time by, and serve at the pleasure of, the Board. Each member of the Committee shall qualify as an “outside director” under Code Section 162(m). If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify. The initial Committee shall be the Compensation Committee of the Board.

(b)	Committee Authority. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to
i.	determine which Employees shall be granted awards,

ii.	prescribe the terms and conditions of awards,

iii.	interpret the Plan and the awards,

iv.	adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by employees who are foreign nationals or employed outside of the United States,

v.	adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and

vi.	interpret, amend or revoke any such rules.
(c)	Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

(d)	Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may delegate its authority and powers only with respect to awards that are not intended to qualify as Performance-Based Compensation.
5.	Term. This Plan shall be effective as first stated above. Notwithstanding the foregoing, this Plan shall terminate unless it is approved at the next Company annual stockholders meeting following the date that the Board adopts this Plan. Once approved by the Company’s stockholders, this Plan shall continue until the earlier of (i) a termination under Section 9 of this Plan, (ii) the date any stockholder approval requirement under Code Section 162(m) ceases to be met or (iii) the date that is five years after the stockholder meeting in the 2008 Fiscal Year.

6.	Bonuses. Prior to the Award Setting Deadline for a Performance Period, the Committee shall designate or approve in writing (which could be in minutes of the Committee), the following:
(a)	Performance Period;

(b)	Employees who will be Participants for the Performance Period;

(c)	Targeted goals for selected Performance Measures during the Performance Period;

(d)	Bonus Target for each Participant or group of Participants; and

(e)	Applicable Bonus Formula for each Participant, which may be for an individual Participant or a group of Participants.
In no event shall the Committee provide or any participant receive a payment pursuant to the Plan that exceeds $5 million for any calendar year.
7.	Determination of Amount of Bonus.
(a)	Calculation. After the end of each Performance Period, the Committee shall certify in writing (to the extent required under Code Section 162(m)) the extent to which the targeted goals for the Performance Measures applicable to each Participant for the Performance Period were achieved or exceeded. The Bonus for each Participant shall be determined by applying the Bonus Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of this Plan, the Committee, in its sole discretion, may eliminate or reduce the Bonus payable to any Participant below that which otherwise would be payable under the Bonus Formula.
The Committee may appropriately adjust any evaluation of performance under a Performance Measure to exclude any of the following events that occurs during a Performance Period:

i.	the effects of currency fluctuations;

ii.	any or all items that are excluded from the calculation of non-GAAP earnings as reflected in any Company press release or Form 8-K filing relating to an earnings announcement;

iii.	asset write-downs;

iv.	litigation or claim judgments or settlements;

v.	the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results;

vi.	accruals for reorganization and restructuring programs; and

vii.	any other extraordinary or non-operational items.
(b)	Right to Receive Payment. Each cash portion of a Bonus under this Plan shall be paid solely from general assets of the Company and its Affiliates. This Plan is unfunded and unsecured; nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to, or form of, payment of a Bonus other than as an unsecured general creditor with respect to any payment to which he or she may be entitled. Except as may otherwise be provided for in Section 8 below, in the event a Participant terminates employment with the Company (or any Affiliate) prior to the end of a Performance Period he or she shall not be entitled to the payment of a Bonus for the applicable Performance Period.
8.	Payment of Bonuses.
(a)	Timing of Distributions. The Company and its Affiliates shall distribute amounts payable to Participants as soon as is administratively practicable following the determination and written certification of the Committee for a Performance Period, but in no event later than two and one-half months after the end of the Fiscal Year in which the Committee determine the Amount of the Bonus.

(b)	Payment. The payment of a Bonus, if any (as determined by the Committee at the end of the Performance Period), with respect to a specific Performance Period requires that the employee be an active employee on the Company’s or an Affiliate’s payroll on the date that such Bonus is paid, subject to subsection (d), below. Additionally, the Committee may make exceptions to the foregoing active employment requirement in the case of retirement, death or disability, or in the case of a corporate change in control, in each case as determined by the Committee.

(c)	Manner. The Bonus shall be payable in cash in a single lump sum.

(d)	Change in Status. A Participant who has a change in status that results in being ineligible to participate in this Plan in a Performance Period may receive a prorated Bonus, if any (as determined by the Committee at the end of the Performance Period, in its sole discretion), under this Plan; the method in which a Bonus is prorated shall be determined by the Committee in its sole discretion and no Participant shall have any right to a prorated Bonus.

(e)	Code Section 409A. It is the intent that this Plan comply with the requirements of Code Section 409A so that none of the payments to be provided hereunder will be subject to the additional tax imposed under Code Section 409A, and any ambiguities herein will be interpreted to so comply.
9.	Amendment and Termination.
(a)	The Committee may amend, modify, suspend or terminate this Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in this Plan or in any Bonus granted hereunder; provided, however, that no amendment, alteration, suspension or discontinuation shall be made which would (i) increase the amount of compensation payable pursuant to such Bonus, or (ii) cause compensation that is, or may become, payable hereunder to fail to qualify as Performance-Based Compensation. Notwithstanding the foregoing, the Committee may amend, modify, suspend or terminate this Plan if any such action is required by law. To the extent deemed necessary and appropriate by the Committee, Plan amendments shall be subject to stockholder approval. At no time before the actual distribution of funds to Participants under this Plan shall any Participant accrue any vested interest or right whatsoever under this Plan except as otherwise stated in this Plan.

(b)	In the case of Participants employed outside the United States, the Company or its Affiliate may vary the provisions of this Plan as deemed appropriate to conform with, as required by, or made desirable by, local laws, practices and procedures.
10.	General.
(a)	Withholding. Distributions pursuant to this Plan shall be subject to all applicable taxes and contributions required by law to be withheld in accordance with procedures established by the Company.

(b)	Beneficiary Designations. If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

(c)	Nontransferability of Awards. No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in the prior subsection. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.

(d)	No Additional Participant Rights. The selection of an individual for participation in this Plan shall not give such Participant any right to be retained in the employ of the Company or any of its Affiliates, and the right of the Company and any such Affiliate to dismiss such Participant or to terminate any arrangement pursuant to which any such Participant provides services to the Company, with or without cause, is specifically reserved. No person shall have claim to a Bonus under this Plan, except as otherwise provided for herein, or to continued participation under this Plan. There is no obligation for uniformity of treatment of Participants under this Plan. The benefits provided for Participants under this Plan shall be in addition to and shall in no way preclude other forms of compensation to or in respect of such Participants.

(e)	Successors. All obligations of the Company or its Affiliates under this Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

(f)	Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

(g)	Legal Construction.
i.	Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

ii.	Severability. In the event any provision of the Plan shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof in such jurisdiction, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Furthermore, if any provision of this Plan would cause Bonuses not to constitute Performance-Based Compensation, that provision shall be severed from, and shall be deemed not to be a part of, the Plan, but the other provisions hereof shall remain in full force and effect.

iii.	Requirements of Law. The granting of awards under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

iv.	Governing Law. The validity, interpretation, construction and performance of the Plan and awards under it shall be governed by the laws of the State of California. The Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California shall have exclusive jurisdiction and venue over all controversies in connection with this Plan. Any provision in this Plan which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof in such jurisdiction, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

v.	Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.